Exhibit 99.10

Information Technology Management Solutions For Business CERTIFIED CONSULTING ENGINEERS FOR Microsoft-Cisco-Hewlett Packard-Citrix & Related Technologies

IT Consulting & Engineering
IT Professional Resources
Network & Systems Management
Enterprise LifeCycle Management
For Immediate Release	IT Equipment Acquisition Management

MICROS-TO-MAINFRAMES AND PEQUOT VENTURES SIGN AGREEMENT FOR UP TO $25 MILLION OF FUNDING FOR ACQUISITION PROGRAM

[Valley Cottage, NY – January 30, 2004]  Micros-to-Mainframes, Inc. (“MTM”) (NASDAQ:MTMC) today announced that it has signed a definitive agreement regarding an investment by Pequot Ventures, the private equity arm of Pequot Capital Management, Inc., a leading investment firm.

The agreement contemplates that the Company will sell to Pequot up to $25 million of convertible preferred stock and warrants in tranches.  The initial tranche of $7 million will be in the form of preferred stock, convertible into 3,255,813 shares of MTM common stock at a conversion price of $2.15 per share, and 500,000 warrants with an exercise price of $2.46 per share.  The purchase of any or all of the second and later tranches, in an aggregate investment amount of up to $18 million, is solely at Pequot’s option.

The proceeds of these financings are intended to provide the Company with, among other things, funds to support future acquisitions as part of a consolidation strategy in the IT services and consulting sector, and to provide working capital.  A portion of the proceeds of the initial Pequot investment will be paid to certain of MTM’s current executive officers, in consideration of their cancellation of certain existing rights held by them, their agreement to certain restrictions on the transfer and voting of their MTM common stock and in connection with entering into new employment agreements with the Company containing certain non-competition and non-solicitation provisions.

A special committee of the Company’s Board of Directors, consisting solely of independent directors, has reviewed and approved the transactions contemplated by the agreement and has received the opinion of Kaufman Bros., L.P. as to the fairness, from a financial point of view, to the Company’s public shareholders of the Pequot investment.  The special committee has also received the opinion of Benefit Partners, Inc. as to the fairness and reasonableness of the compensation to be paid to certain of MTM’s current executive officers in connection with such transactions.

Howard Pavony, President and Chief Executive Officer of MTM, said, “The reported turn-around in the IT service sector, especially in the middle market, has created an opportunity for a company like MTM to embark on an expansion program to become a national middle market IT solutions provider. The acceptance by middle market companies of selective outsourcing of their data center, storage, security and collaboration needs, as well as their desire to obtain quality IT solutions from a single source and on a national scale, provides MTM with a unique opportunity.”

Steven Rothman, Chairman of the Board and Chief Financial Officer of MTM, added “We have spent the last few years transforming MTM into a middle market IT solutions provider in the New York metropolitan area by leveraging our 16 years of experience in the IT solutions space to a well-established customer

For More Information Contact:	Steven Rothman (Executive)
(845) 268-5000 x201 / stever@mtm.com
Howard Pavony (Executive)
(845) 268-5000 x202 / howardp@mtm.com

base.  We believe that the investment by Pequot will provide our shareholders and employees with the best opportunity to move the Company to the next level of service and to take advantage of a unique opportunity for growth.”

“Pequot invests in growing companies poised to move to the next level. With its established customer base and technological and operational excellence, MTM is well positioned to be a leader in the growing middle market IT solutions market,” said Gerald A. Poch, managing general partner of Pequot Venture Fund.  He added, “MTM, which was Microsoft’s New York region Gold Partner of the Year in 2003, provides us with a platform to build a national middle market IT solutions business. We are very excited about MTM’s future.”

Following the initial Pequot investment, Howard Pavony will remain with the Company as its President and Chief Operating Officer and Steven Rothman will remain with the Company as its Executive Vice President.

At the closing of the initial $7 million investment, Francis J. Alfano will be appointed Chief Executive Officer of the Company.  Mr. Alfano most recently held positions of Chief Executive Officer and Chief Financial Officer of Interliant, Inc.  Prior to Interliant, Mr. Alfano was Vice President of Business Development at GE Capital IT Solutions, a division of General Electric.  The Company also intends, following the closing of the initial Pequot investment, to retain Alan Schwartz as its Chief Financial Officer and John F. Kohler as its General Counsel.  Mr. Schwartz previously held senior financial positions at Interliant, Inc., GE Capital IT Solutions and AmeriData Technologies, Inc.  Mr. Kohler was Vice President Mergers and Acquisitions at Interliant, Inc. and a corporate lawyer with Weil, Gotshal & Manges, LLP.

The Pequot investment is subject to customary closing conditions, including certain required third party consents, the absence of any material adverse change occurring with respect to the Company, amendments to certain of the Company’s loan agreements and approval by the Company’s shareholders.

The purchase agreement also contemplates that upon the closing of the initial investment, the MTM Board of Directors will be expanded to 11 members with the addition of Mr. Alfano, two independent directors designated by Mr. Alfano and acceptable to both Pequot and MTM’s current independent directors, and three members designated by Pequot.  Messrs. Pavony and Rothman, along with MTM’s independent directors, William Lerner, Alvin Nashman and Arnold Wasserman, will remain as directors of the Company.  In connection with the Pequot investment, the Company also plans to change its name to MTM Technologies, Inc.

Additional Terms of the Convertible Preferred Stock

The second tranche contemplates a sale by the Company of up to $5.5 million in the form of preferred stock, convertible into 2 million shares of MTM common stock at a conversion price of $2.75, and up to 400,000 warrants with an exercise price of $3.44.  The later tranches of up to $12.5 million will be in the form of preferred stock, convertible into between 2.5 million and 3,846,154 shares of MTM common stock, with the actual number of shares issuable upon conversion to be based on the market price(s) of MTM’s common stock at the time of the sale(s) of the preferred stock, and warrants in an amount equal to 20% of the shares underlying the preferred stock purchased with exercise prices based on 125% of the applicable market price.  The conversion prices of shares issued in the later tranches will be subject to minimum and maximum prices of $3.25 and $5.00 per share.  The conversion prices for all tranches of preferred stock that are or may be purchased by Pequot will be subject to anti-dilution protections.

Dividends on the convertible preferred stock shall accrue on a semi-annual basis at the annual rate of 6% beginning two years after the initial investment.  For the first two years thereafter, dividends can be paid in cash or in-kind, at the Company’s option.  Following such two-year period, dividends will be payable only in cash.

Each share of preferred stock will represent such number of votes as is equal to the number of shares of MTM common stock into which it is convertible.  So long as 30% of the convertible preferred stock actually issued remains outstanding, holders of the convertible preferred stock, as a class, shall have special rights to approve certain corporate actions of the Company.

Certain Additional Terms of the Investment

It is a condition to the initial Pequot investment that the Company agree to file and maintain the effectiveness of a resale registration statement with respect to shares of MTM common stock underlying the convertible preferred stock and warrants acquired by Pequot, all other shares of MTM common stock acquired by Pequot and certain shares held by existing executives of the Company and to grant certain piggy-back registration rights to Pequot.

Holders of approximately 33% of the Company’s outstanding voting securities have executed a voting agreement in which they agree to vote in favor of the transactions contemplated by the Company’s purchase agreement with Pequot.  It is a condition to Pequot’s investment that such holders enter into a shareholders agreement with Pequot providing for, among other things, nomination of and voting for certain members of the Board of Directors of the Company and containing certain restrictions on the sale of such holders’ shares of MTM common stock.

Information Concerning the Parties

Micros to Mainframes is a premier provider of network analysis and diagnostics, management, architecture, design, implementation and support services, as well as technology acquisition and deployment workflow management systems serving the New York Tri-State area since 1986.  The Company performs services in the areas of Network Analysis, Network and Systems Management, Internet Services, IT Consulting, Data & Network Security, Network Infrastructure Engineering, Server-Based Computing, Active Directory, Data and Network Communications, Technology Acquisition and Deployment, Process Automation, Professional IT Staffing and Enterprise LifeCycle Managed Services to create a comprehensive computer and communication services suite.  The Company maintains sales, technology labs, help desk, network management operation centers, training and service facilities in Valley Cottage, New York, New York City, and Connecticut.  MTM is a certified and authorized reseller/partner and integrator for Microsoft, Cisco, Citrix, HP/Compaq, Neoteris, SecureWave, Symantec, Internet Security Systems, Packeteer, NetIQ, Intel, IBM, Dell Computer, Lexmark and Novell.  For more information visit the Company’s web sites at www.MtM.com and www.pivottech.com.

Pequot Ventures is the direct venture investment arm of Pequot Capital Management, Inc. and has a direct investment focus on today’s most dynamic startup, growth stage and later-stage companies in the technology, telecommunications, defense and healthcare sectors. Pequot Ventures creates value by bringing energy and substantial industry expertise to its portfolio companies through the collective intellectual capital, deep operating experience and extensive network of its investment team.  The firm leverages its unique multi- billion dollar presence across both public and private equity markets to help build competitive, sustainable businesses in fast changing environments throughout their lifecycle.  Pequot Ventures accomplishes this goal in close partnership with the founders and management teams of its portfolio companies.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include the risk that the Pequot investment will not be consummated at all or not consummated on the terms contained in the purchase agreement, the Company’s entry into new commercial businesses, the risk of obtaining financing, and other risks described in the Company’s Securities and Exchange Commission filings.

Product names mentioned in this release may be trademarks and/or registered trademarks of their respective companies.